Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES PROPOSED SECONDARY OFFERING OF SHARES
Houston, TX — November 17, 2005. Sterling Construction Company, Inc. (AMEX:STV) (“Sterling” or the “Company”) today announced that it has filed a Form S-1 registration statement with the Securities and Exchange Commission for a proposed secondary offering of up to $28.75 million of its common stock, before underwriters’ discounts and expenses. In addition, the registration statement provides for the sale, at the same price per share as those to be sold by the Company, of approximately 180,000 shares of Sterling common stock by a director of the Company.
The Company proposes to use the net proceeds of the offering for capital expenditures to acquire property, plant and equipment to more efficiently complete a number of projects in its contract backlog as well as to position it to capitalize on future project opportunities; the expansion of its construction business to add services, such as foundation drilling; the anticipated repayment of a portion of certain related party 12% promissory notes; and other general corporate purposes, including working capital to expand bonding capacity and for ongoing business operations and liquidity to fund continued growth.
The registration statement relating to these securities, that has been filed with the Securities and Exchange Commission, has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective . This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building, reconstruction and repair of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update its predictions.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Andreas Marathovouniotis 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
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